Exhibit B-197

                                                      L-100-NJSA 42 (2/94)

                         New Jersey Department of State
                        Division of Commercial Recording
               Certificate of Formation, Limited Liability Company


This form may be used to record the formation of a Limited Liability Company under and by virtue of New Jersey State law. Applicants must insure strict compliance with NJSA 42, The New Jersey Limited Liability Company Act, and insure that all applicable filing requirements are met. This form is intended to simplify filing with the Secretary of State. Applicants are advised to seek out private legal assistance before submitting filings to the Secretary's office.


1.       Name of Limited Liability: GPU Solar, L.L.C.


2.       The purpose for which this Limited  Liability  Company is organized is:
         Any lawful purpose, business or activity, subject to the Operating Agreement.


3.       Date of formation:


4.       Registered Agent Name & Address (must be in NJ):
         James R. Torpey, Jr.
         c/o GPU International, Inc.
         One Upper Pond Road
         Parsippany, NJ 07054

5.       Dissolution date: December 31, 2026


6.       Other provisions (list below or attach to certificate).







The undersigned represent(s) that this Limited Liability Company has two or more members, and that this filing complies with requirements detailed in NJSA 42. The Undersigned hereby attest(s) that they are authorized to sign this certificate on behalf of the Limited Liability Company.


         Name                                           Date
                                                     July 8,1997